Exhibit 10.01

ADDENDUM TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This ADDENDUM TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Addendum”) between Genie Energy Ltd., a Delaware corporation (the “Company”) and Avi Goldin, an individual (the “Employee”), shall be effective as of April 20, 2015 (the “Effective Date”).

WHEREAS, the Employee has been employed as Chief Financial Officer of the Company pursuant to the terms of that certain Amended and Restated Employment Agreement, dated as of August 19, 2014, between the Company and the Employee (the “Amended Agreement”); and

WHEREAS, the parties desire to effect an addendum to such Amended Agreement, as of the Effective Date as follows:

1.	From and after the Effective Date, the Employee’s Base Salary shall be equal to THREE HUNDRED THOUSAND DOLLARS ($300,000), payable in accordance with the Company’s standard payroll practices.

2.	In addition to the ONE HUNDRED THOUSAND DOLLAR ($100,000) bonus level provided for in the Amended Agreement, the Employee shall be eligible to participate in any bonus pool established for employees or management of Genie Retail Energy Inc., in the sole discretion of the Company and upon the approval of the Compensation Committee of the Company’s Board of Directors, for a target bonus of SEVENTY FIVE THOUSAND DOLLARS ($75,000) (the “Bonus Pool Payment”). Such Bonus Pool Payment shall be made to the Employee, in accordance with Company policy, but in no event later than ninety (90) days following the end of the fiscal year in respect of which it is payable (each such payment date, the “Payment Date”). It is understood and agreed that the Employee shall be eligible for such Bonus Pool Payment only if the Employee has been continuously employed by the Company from the Effective Date through end of the applicable fiscal year, and the Employee has not, as of such Payment Date, issued notice of his resignation, regardless of the reason for such resignation.

3.	In the event that the Term of the Agreement is extended beyond its initial expiration date of December 31, 2017 in accordance with Section 3 of the Amended Agreement, then each of the Base Salary, the bonus level in the Amended Agreement and the target Bonus Pool Payment will increase by ten percent (10%) from the levels provided for herein or in the Amended Agreement, as applicable, during such extended portion of the Term.

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4.	The final paragraph of Section 10(c) is hereby amended and replaced in its entirety with the following paragraph:

“If the Company terminates the Employee’s employment without Cause or the Employee terminates his employment for Good Reason, (1) the Company shall provide the Employee with at least sixty (60) days’ notice (which time period may be shortened by mutual agreement of the parties) of its intent to terminate this Agreement without Cause; (2) the Company shall pay to the Employee all accrued or vested compensation, including salary, commission, and bonus(es) through the Date of Termination, (3) the Company shall reimburse the Employee for unpaid and approved business expenses through such Date of Termination (in accordance with the Company’s normal business expense reimbursement procedures), (4) all awards theretofore granted to the Employee under the Company’s incentive plans shall continue to vest (and the restrictions thereon lapse) on their then existing schedule notwithstanding the termination of employment, and (5) the Company shall pay to the Employee a severance payment equal to the greater of (i) the amount he would be entitled to under Company policy in effect at the time of termination, and (ii) his Base Salary plus the greater of his target bonus under Section 7(b) hereof and the actual bonus paid to him in the year of the Term preceding termination for the remainder of the Term, but in no event less than the Minimum Severance Period (the “Severance Payment”). As a condition to receiving the Severance Payment, the Employee will be required to execute and deliver the Company’s standard release agreement (the “Release Agreement”) within 30 days of the Date of Termination. Subject to Section 20 hereof, the Severance Payment will be paid over the period of time covered thereby following the effective date of the Release Agreement on the Company’s regularly scheduled payroll payment dates, and in accordance with the terms of the Release Agreement. As used in this Agreement, the term “Minimum Severance Period shall mean a number of months equal to twelve (12) plus one (1) month for each full year of employment of the Employee with the Company or its affiliates subsequent to January 1, 2015.”

5.	Section 10(d) is hereby amended and replaced in its entirety with the following paragraph:

“(d) Severance upon expiration of the Term. Upon expiration of the Term, and in the event that the Company does not offer to extend the Term, and the Company and the Employee do not agree on terms and conditions for continued employment, the Employee shall also be entitled to receive (1) all accrued or vested compensation, including salary, commission, and bonus(es) through the Date of Termination, (2) unpaid and approved business expenses through such Date of Termination (in accordance with the Company’s normal business expense reimbursement procedure), and (3) a severance payment equal to the greater of (A) the amount he would be entitled to under Company policy in effect at that time, and(B) his Base Salary plus his target bonus under Section 7(b) hereof (at the rates in effect on the Date of Termination) for the Minimum Severance Period, subject to his execution and delivery of the Release Agreement within 30 days of the Date of Termination. Subject to Section 20 hereof, the severance payment will be paid over the period of time covered thereby following the effective date of the Release Agreement on the Company’s regularly scheduled payroll payment dates, and in accordance with the terms of the Release Agreement. Further, upon such non-extension of the Term by the Company, all awards theretofore granted to the Employee under the Company’s incentive plans shall continue to vest (and the restrictions thereon lapse) on their then existing schedule notwithstanding the termination of employment.”

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6.	Section 20 is hereby amended and replaced in its entirety with the following paragraph:

“Compliance with Section 409A. All provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under the Internal Revenue Code of 1986 ("Code") Section 409A (“Section 409A”). By way of example, and not limitation, it is the intent of the parties that the Severance Payment, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. §1.409A-2(b), and is intended to be either: (i) exempt from Section 409A, including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. § 1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. §1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding the foregoing, if any payment would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as provided in Code Section 409A(a)(2)(B)(i), and Employee constitutes a "specified employee" within the meaning of Code Section 409A(a)(2)(B)(i), then any such payments that Employee would otherwise be entitled to during the first six months following Employee's "separation from service" within the meaning of Code Section 409A(a)(2)(A)(i) shall be accumulated and paid on the date that is six months after Employee's separation from service (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes and interest. In no event shall the Company be liable to Employee for any tax, penalty, or interest levied on Employee as a result of the application of Code Section 409A to any payments or benefits provided to Employee by the Company.”

7.	The parties acknowledge that the Amended Agreement is modified only to the extent of the above provisions, and hereby confirm that no other terms of the Amended Agreement shall be affected by this Addendum, and all other terms of the Amended Agreement shall remain in full force and effect.

8.	This Addendum, the performance, interpretation and enforcement hereof shall be construed and governed in accordance with the laws of the State of New Jersey.

9.	Any dispute related to the terms of this Addendum shall be settled by means of arbitration in a forum of the American Arbitration Association (“AAA”) located in the State of New Jersey and conducted in accordance with the National Rules for the Resolution of Employment Disputes, as set forth in Sections 16 and 18 of the Amended Agreement.

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IN WITNESS WHEREOF, the parties have executed this Addendum as of the date and year first written above.

GENIE ENERGY LTD.

By:	/s/ Howard Jonas
Howard Jonas
Chairman and Chief Executive Officer

EMPLOYEE:

/s/ Avi Goldin
Avi Goldin

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